EXHIBIT 21.1

SABRA HEALTH CARE REIT, INC. SUBSIDIARIES

expected as of immediately after the REIT Conversion Merger

Jurisdiction of Incorporation
Sabra Health Care REIT, Inc.	Maryland
Sabra Health Care, LLC	Delaware
Sabra Health Care Limited Partnership	Delaware
Sabra Montana, LLC	Delaware
Sabra California I, LLC	Delaware
Sable - Aurora, LLC	Colorado
Sabra North Conway, L.L.C.	New Hampshire
C.H.P. Limited Liability Co.	New Hampshire
C.H.R. Limited Liability Co.	New Hampshire
C.H.W. Limited Liability Co.	New Hampshire
Sabra Nashua, L.L.C.	New Hampshire
DJB Realty L.L.C.	New Hampshire
SB Fountain City, LLC	Georgia
SB New Martinsville, LLC	West Virginia
Elms Haven - Thornton, LLC	Colorado
Reservoir Real Estate Holdings, LLC	Delaware
Sabra Idaho, LLC	Delaware
Oakhurst Manor Nursing Center LLC	Massachusetts
Sunset Point Nursing Center LLC	Massachusetts
Sabra New Mexico, LLC	Delaware
Connecticut Holdings I LLC	Delaware
Sabra Connecticut I, LLC	Delaware
Orchard Ridge Nursing Center LLC	Massachusetts
Sabra Connecticut II, LLC	Delaware
HHC 1998-I Trust	Massachusetts
Northwest Holdings I LLC	Delaware
395 Harding Street, LLC	Delaware
1104 Wesley Avenue, LLC	Delaware
Kentucky Holdings I, LLC	Delaware
Sabra Health Care Holdings I, LLC	Delaware
Sabra Health Care Holdings II, LLC	Delaware
Arden Real Estate Holdings, LLC	Delaware
Sabra Bedford Hills, LLC	Delaware
Harford Gardens LLC	Maryland
Sabra Forest Hills, LLC	Delaware
Sabra Woodland View, LLC	Delaware
Langdon Place of Dover, a New Hampshire General Partnership	New Hampshire
Langdon Place of Keene, a New Hampshire Limited Partnership	New Hampshire
L.P.E., a New Hampshire General Partnership	New Hampshire
Sabra Capital Corporation	Delaware
Sabra Health Care Holdings III, LLC	Delaware
Sabra Health Care Holdings IV, LLC	Delaware
Sabra Lake Drive, LLC	Delaware
Bay Tree Nursing Center LLC	Massachusetts
West Bay Nursing Center LLC	Massachusetts
New Hampshire Holdings LLC	Delaware